UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 23, 2016

PORTLAND GENERAL ELECTRIC COMPANY
(Exact name of registrant as specified in its charter)

Oregon	001-5532-99	93-0256820
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
121 SW Salmon Street, Portland, Oregon 97204
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (503) 464-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

Portland General Electric Company (PGE or Company) previously disclosed, in its Annual Report on Form 10-K for the fiscal year ending December 31, 2015 (2015 Form 10-K), certain developments relating to the construction of the Carty Generating Station (Carty or the Project), including that, on December 18, 2015, the Company declared its engineering, procurement and construction contractor, Abeinsa Abener Teyma General Partnership, an affiliate of Abengoa S.A., and affiliates of Abeinsa Abener Teyma General Partnership (Contractor) in default under the construction agreement (Construction Agreement) and terminated the Construction Agreement, and that the Company had initiated discussions with Liberty Mutual Surety and Zurich North America (hereinafter referred to collectively as the Sureties), who provided a performance bond of $145.6 million (Performance Bond) under the Construction Agreement.

The Company also disclosed in the 2015 Form 10-K that on January 28, 2016, it received notice from the International Chamber of Commerce International Court of Arbitration that Abengoa S.A. had submitted a Request for Arbitration in which it alleged that the Company’s termination of the Construction Agreement was wrongful and in breach of the agreement terms and does not give rise to any liability of Abengoa S.A. under the terms of a guaranty in favor of PGE pursuant to which Abengoa S.A. agreed to guaranty certain obligations of the Contractor under the Construction Agreement. PGE disagrees with the assertions in the Request for Arbitration and on February 29, 2016 filed a Complaint and Motion for Preliminary Injunction in the U.S. District Court for the District of Oregon seeking to have the arbitration claim dismissed on the grounds that the Company has not made a demand under the Abengoa S.A. guaranty, and therefore the matter is not ripe for arbitration.

On March 9, 2016, the Sureties delivered a letter to the Company denying liability in whole under the Performance Bond. In the letter, the Sureties make the following assertions in support of their determination:

1.
that, because the Contractor and its parent company, Abengoa S.A., have alleged that PGE wrongfully terminated the Construction Agreement and have requested arbitration of the claim, PGE must disprove such claim as a condition precedent to recovery under the Performance Bond; and

2.
that, irrespective of the outcome of the foregoing wrongful termination claim, the Sureties have various contractual and equitable defenses to payment and are not liable to PGE for any amount under the Performance Bond.

The Company disagrees with the foregoing assertions and on March 23, 2016 filed a breach of contract action against the Sureties in the U.S. District Court for the District of Oregon. The Company’s complaint disputes the Sureties’ assertion that the Company wrongfully terminated the Construction Agreement and asserts that the Sureties are responsible for the payment of all damages sustained by PGE as a result of the Sureties' breach of contract, including damages in excess of the $145.6 million stated amount of the Performance Bond. Such damages include additional costs incurred by PGE to complete Carty through the warranty period for the Project.

The Company currently estimates that the total capital expenditures for Carty, including allowance for funds used during construction, will be approximately $635 million to $670 million, before considering any amount that may be received from the Sureties pursuant to the Performance Bond or from the Contractor or Abengoa S.A. This revised estimate is largely a result of the Company’s discovery through the construction process of additional latent defects in work performed by the Contractor and the corresponding labor and materials required to correct the work. Other items contributing to the increase include costs relating to the removal of additional liens filed on the property related to amounts owed to various parties by the Contractor, and costs to repair equipment damage resulting from poor storage and maintenance on the part of the Contractor.

The Company is still targeting an in service date in July 2016. However, due to uncertainties relating to the work performed to date by the Contractor and the work necessary to correct defects and complete construction, the costs and completion date for Carty could vary from the Company’s current projection.

Increased costs and delay of the targeted in service date could also impact the timing and amount of the Company’s recovery of Carty costs in customer prices. The final order issued on November 3, 2015 by the Public Utility Commission of Oregon (OPUC) in connection with the Company’s 2016 General Rate Case filing authorized the inclusion in customer prices of capital costs for Carty of up to $514 million, including AFDC, as well as Carty’s operating costs, at such time that the plant is placed into service, provided that occurs by July 31, 2016. If the costs incurred by PGE to complete Carty (less any amounts that may be received from the Sureties, Abengoa S.A. or the Contractor) exceed this amount, PGE would seek recovery of the excess amount in customer prices. However, there is no assurance that such recovery would be granted by the OPUC. If the expected date of completion of construction of Carty were to be delayed beyond July 31, 2016, PGE would pursue one or more alternative avenues to obtain OPUC approval for the inclusion of Carty costs in customer prices. Under such circumstance, the Company might not be able to recover some or all of the net revenue requirements for Carty from the date Carty is placed into service until the time when new approved customer prices, including the costs for Carty, become effective.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PORTLAND GENERAL ELECTRIC COMPANY
(Registrant)

Date:	March 23, 2016	By:	/s/ James F. Lobdell
James F. Lobdell
Senior Vice President of Finance, Chief Financial Officer and Treasurer

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